EXHIBIT 23.1
Consent Of Independent Registered Public Accounting Firm
Board of Directors,
Prime Healthcare Services, Inc. and Subsidiaries
We hereby consent to the incorporation by reference in the registration statements (No. 333-130337 and 333-126574) on Form S-8, (Nos. 333-121883 and 119957) on Form S-11, and (Nos. 333-140433, and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated June 13, 2007, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three years then ended which report appears in the June 30, 2007 Quarterly Report on Form 10-Q of Medical Properties Trust, Inc.
/s/ Moss Adams LLP
Irvine, California
August 8, 2007

23